Exhibit 10.11

June 30, 2017

Via Email: jeffbeverly@growsolutionsinc.com

GROW SOLUTIONS HOLDINGS, INC.

ONE LOVE GARDEN SUPPLY LLC

1111 Broadway - Suite 406

Denver, CO 80203

Attention: Jeffrey Beverly

Account Number(s): PLG-2137; CPG-1040

Mr. Beverly:

This letter serves as confirmation with respect to your discussion of today with Seth Kramer, President of Power Up Lending Group Ltd. (“PowerUp”), in connection with an agreement to stay any collection and litigation with respect to the following defaulted accounts with PowerUp:

1)	CPG-1040: Convertible Note in the amount of $125,000.00 dated January 19, 2017 of GROW SOLUTIONS HOLDINGS, INC. (“GRSO”) in favor of PowerUp (“Note”); and

2)	PLG-2137: Receivables Purchase Agreement of ONE LOVE GARDEN SUPPLY LLC (“Subsidiary”) dated March 3, 2017 whereby PowerUp purchased $139,000.00 of receivables of Subsidiary for $100,000.00 (“Advance” and together with the Note, collectively, the “Accounts”).

As a result of the defaults, the balance of the Note is $198,222.60 (the sum of: (i) 125,000.00 * 1.5 (default amount) = 187,500.00; and (ii) 2,246.57 (accrued interest) + 8,476.027 (default interest)); and the balance of the Advance is

$48,539.24. The aggregate balance of the Accounts is $246,761.84

As discussed, PowerUp has agreed to cease any collection efforts and litigation with respect to the Accounts, provided that the daily ACH payment to PowerUp pursuant to the Advance is increased from $1,103.18 to $1,592.01 per business day until such time as the Advance and the Note have been paid in full (or with respect to the Note, converted into shares of common stock of GRSO pursuant to the terms of the Note in the sole discretion of PowerUp). The increased portion of the modified payment (1,592.01 - 1,103.18 = 488.83) will be applied to reduce the balance of the Note. Except with respect to the increase of the daily payment, the terms of the Advance and the Note shall remain in full force and effect (including but not limited to the right of PowerUp to convert the Note into shares of common stock of GRSO).

In the event of a failure to make any daily ACH payment as set forth above when due, this agreement to cease any collection efforts and litigation with respect to the Accounts shall be revoked and of no force or effect. Please confirm your agreement to the foregoing by countersigning this letter and completing, signing and returning the attached ACH form to my attention.

Thank you,
POWER UP LENDING GROUP, LTD.

Stephen Czarnik

Accepted and Agreed:
GROW SOLUTIONS HOLDINGS, INC.	ONE LOVE GARDEN SUPPLY LLC

By:		By:
	Jeffrey Beverly, President		Jeffrey Beverly, President